EXHIBIT 10.5
CONSENT AGREEMENT
Wireless Ronin Technologies, Inc.
Baker Technology Plaza
5929 Baker Road, Suite 475
Minnetonka, MN 55345
Ladies and Gentlemen:
     Please refer to the Subordination Agreement (the “Subordination Agreement”) executed between us as of October 11, 2007. Terms not otherwise defined in this letter shall be defined in accordance with the Subordination Agreement. As used herein:
     a) The term “Collateral” shall mean the Collateral described and defined on Exhibit A attached hereto, it being expressly understood and agreed that the Collateral does not include any of the Excluded Collateral (as to which Ronin has no right, title or interest) or the Released Collateral (as defined in the Turnover and Surrender Agreement, as defined below);
     b) “Excluded Collateral” shall mean (i) any of NewSight Corporation’s (“NewSight”) (or any of its subsidiaries’) intellectual property, including but not limited to, inventions, patents, patent applications, copyrights, technology (including the autostereoscopic 3D technology), trademarks, service marks, trade dress and know-how, (ii) any assets of NewSight (or any of its subsidiaries) not constituting Collateral and (iii) any proceeds arising from (i) or (ii) of this paragraph (b); and
     c) The term “Meijer Network” shall mean the digital monitor and signage display operated with the Collateral at the premises owned or leased by Meijer, Inc. (“Meijer”).
     Creditor hereby acknowledges receipt of the letter agreement (the “Turnover and Surrender Agreement”) executed between Ronin and NewSight as of even date herewith. Creditor hereby consents to the terms and conditions of the Turnover and Surrender Agreement and hereby disclaims any and all interest in the Collateral, except as expressly provided herein, and hereby agrees that it will release the Collateral (but only the Collateral) to the extent described in any financing statement previously filed by the Creditor.
     Ronin will provide the Creditor with a draft release incorporating the terms set forth in the foregoing paragraph for approval by the Creditor prior to filing, which approval shall not be unreasonably withheld or delayed so long as the proposed release applies solely to the Collateral and explicitly preserves and retains, and does not in any manner terminate or negatively impair, the existing lien of the Creditor in the Excluded Collateral.
     Notwithstanding the foregoing, Ronin agrees that any proceeds received or paid to Ronin or any Related Acquiror (as defined below) from and after the date of this letter in connection with the sale or other disposition of the Collateral or the Meijer Network, including any proceeds received upon the license of the Collateral (or the related Meijer Network) and any advertising income relating to the Collateral or the Meijer Network shall be allocated between the parties as follows:
     First: To Ronin in payment or reimbursement of all reasonable out-of-pocket expenses of retaking possession, holding, preparing for sale, selling and the like, and attorneys’ fees of outside counsel and out-of-pocket expenses actually incurred by Ronin in connection with the negotiation and preparation of the Turnover and Surrender Agreement and this letter, the enforcement of its rights under the Security Agreement (as defined in the Turnover and Surrender Agreement) or the disposition of any of the Collateral.
     Second: To Ronin in payment or reimbursement of all out-of-pocket expenses and other amounts actually incurred by Ronin in connection with any replacements, modifications or enhancements to the Collateral.
     Third: To Ronin in payment of the Aggregate Indebtedness (as defined in the Turnover and Surrender Agreement).
     Fourth: The next $100,000 of proceeds shall be allocated as follows:
70% to Ronin
30% to Creditor

     Fifth: All remaining proceeds shall be allocated as follows:
50% to Ronin
50% to Creditor
     In the event that the Collateral or related Meijer Network is sold or contributed by Ronin to a corporation, limited liability company, partnership or other entity (a “Related Acquiror”) in complete or partial exchange for cash from, or equity or indebtedness in, the Related Acquiror, then, in such event, the allocation of proceeds contemplated in this letter shall be made on the basis of (1) the cash, if any, received by Ronin in consideration for the contribution, (2) payments made under any promissory note or similar obligation, if any, executed by the Related Acquiror in connection with the contribution and the cash distributions received by Ronin (or any affiliate or subsidiary of Ronin) in respect of the equity interest of Ronin or any such affiliate or subsidiary in the Related Acquiror and (3) payments received by Ronin with respect to any portion of the Collateral or Meijer Network not contributed or sold to such Related Acquiror. In the event that the Collateral or related Meijer Network is sold or contributed by Ronin to an entity in which Ronin or an affiliate of Ronin has a pre-existing equity ownership interest (a “Ronin Affiliated Acquiror”), then, in such event, the proceeds received by Ronin or any affiliate of Ronin, with respect to its pre-existing ownership interest in the Ronin Affiliated Acquiror, from the subsequent sale or license of the Meijer Network shall be also allocated as set forth above.
     Ronin and Creditor acknowledge and agree the amounts to be distributed under this letter shall not include any amounts paid or payable to Ronin in payment or reimbursement of Ronin’s monthly costs to operate or service the Meijer Network, as calculated at Ronin’s historical prevailing rates for such operation and service, all of which amounts will be retained by Ronin for its own account.
     Ronin hereby agrees that the Creditor may inspect the Collateral, and the books and records relating to the Collateral or the Meijer Network (exclusive of books and records containing confidential or proprietary information, unless Creditor agrees to execute a confidentiality undertaking reasonably acceptable to Ronin) upon reasonable notice to Ronin as long as such inspection does not interfere with Ronin’s use and enjoyment of the Collateral or the operation of Meijer Network. In addition to the foregoing, upon the written request of Creditor, which request may not be made more than six (6) times each calendar year, Ronin will provide the Creditor with such information concerning the Collateral and the Meijer Network as Creditor may reasonably request, including any documents and other information relating to the future sale, disposition or license of the Collateral or the Meijer Network (except that Ronin shall not be required to disclose any information of a confidential or proprietary nature, unless Creditor agrees to execute a confidentiality undertaking reasonably acceptable to Ronin).
     The rights and interest granted by Ronin to Creditor under this letter shall expire and become immediately null and void on the third anniversary of this letter, after which date Ronin shall have no further obligation to account for, or to provide Creditor with the benefit of, any proceeds in connection with the Collateral or the Meijer Network, except that any proceeds received by Ronin after the expiration of this letter under any option, purchase agreement, lease or other contract executed prior to expiration of this letter in connection with the Collateral or the related Meijer Network shall be allocated in accordance with the terms set forth above, notwithstanding the expiration of the term of this letter.
     Ronin acting on behalf of itself, its officers, directors, shareholders, employees, independent contractors, agents, insurers, heirs, successors, and assigns, does hereby release, acquit, forever discharge Creditor and its affiliates and owners, and each of their respective officers, directors, partners, members, shareholders, employees, independent contractors, agents, attorneys, insurers, heirs, successors and assigns (collectively, the “Creditor Released Parties”), from any and all claims, demands or causes of action of any kind, nature or description whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Ronin has had, now has or may claim to have against any such Creditor Released Party (i) for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this letter, whether such claims, demands, and causes of action are matured or unmatured, known or unknown, except with respect to the obligations of the Creditor under this letter and (ii) for any action that any Creditor Released Party may take in exercising any of its rights and remedies as a secured creditor with respect to the Excluded Collateral.

     Creditor acting on behalf of itself, its officers, directors, partners, employees, independent contractors, agents, insurers, heirs, successors, and assigns, does hereby release, acquit, forever discharge Ronin and its affiliates and owners, and each of their respective officers, directors, partners, members, shareholders, employees, independent contractors, agents, attorneys, insurers, heirs, successors and assigns (collectively, the “Ronin Released Parties”), from any and all claims, demands or causes of action of any kind, nature or description whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Creditor has had, now has or may claim to have against any such Ronin Released Party (i) for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this letter, whether such claims, demands, and causes of action are matured or unmatured, known or unknown and (ii) for any action which Ronin may take with respect to the Collateral or the Meijer Network, except that the Creditor does not release Ronin from payment and performance of its obligations under this letter.
     The parties acknowledge and agree that nothing contained in this letter shall be construed to create any obligation on the part of either party to the other than as expressly set forth herein. Without limiting the generality of the foregoing, Ronin shall not have any obligation to insure or otherwise preserve the Collateral for the benefit of Creditor. The Creditor hereby consents to any actions that may be taken or omitted by Ronin in connection with the Collateral, except as expressly provided in this letter.
     Nothing contained in this letter shall be deemed to create a partnership, joint venture or other similar relationship between Ronin and the Creditor. Pending disposition of the Collateral, the Creditor shall not take any action to foreclose upon or otherwise exercise any right or remedy the Creditor may have in respect of the Collateral.
     In the event that the parties are unable to resolve a dispute concerning the meaning or performance of this letter, then, in such event, either party may submit the dispute to binding arbitration, it being understood and agreed that arbitration shall be the sole and exclusive method for resolution of any such dispute. Arbitration shall be conducted at the city of the respondent’s principal place of business in accordance with the rules and procedures of the American Arbitration Act and applicable rules of arbitration provided concerning the expedited commercial arbitration, which rules and procedures shall apply in the event of a conflict between the terms of this paragraph and such rules. Arbitration shall be conducted by a single arbitrator whose only authority is to conduct the arbitration pursuant to this letter and to render as his or her award (or final determination) the proposed resolution of the dispute submitted by one or the other of the parties, without compromise or modification and an award to the prevailing party of its costs of the arbitration, including its reasonable attorneys’ fees.
     This letter shall inure to the benefit of Ronin and the Creditor and their successors and assigns. This letter is not a third party beneficiary contract and is not intended to confer any right or benefit on any party other than Ronin and the Creditor and their successors and assigns. Except as expressly provided herein, all terms and conditions of the Subordination Agreement shall remain unchanged.
     If the foregoing accurately reflects our understanding, please execute this letter in the space provided below.
Dated: August ___, 2008
PRENTICE CAPITAL MANAGEMENT, LP
By: /s/ Matthew Hoffman
Title: General Counsel
Printed Name: Matthew Hoffman
Date: August 21, 2008
Address for notices: 623 Fifth Ave, 32nd Fl, New York, NY 10022

WIRELESS RONIN TECHNOLOGIES, INC.
By: /s/ Jeffrey C. Mack
Title: CEO, President and Chairman
Printed Name: Jeffrey C. Mack
Date: August 21, 2008
Accepted this 21st day of August, 2008
NEWSIGHT CORPORATION
By: /s/ Robert K. Stewart
Title: Chief Financial Officer
Signature page to Consent Agreement dated
August 21, 2008

EXHIBIT A
     (d) All now existing or hereafter acquired video screens, display monitors and media players and all other equipment suitable for digital signage displays previously or hereafter sold, leased or provided to Debtor by Wireless Ronin Technologies, Inc., including, without limitation, all such equipment now or hereafter located in the Fashion Square Mall and Asheville Mall or any premises owned or leased by Meijer, Inc. (together with any affiliate or subsidiary entity, “Meijer”), and all related hardware and all software and parts used in connection with the operation of any such video screen display monitors and other related equipment, together with all replacements thereto (collectively, the “Equipment”); and
     (e) To the extent not otherwise described in subparagraph (a) above, all hardware and software used or provided in connection with the digital signage network maintained by Debtor and operated on premises owned, leased or operated to Meijer (the “Other Equipment”); and
     (f) All cash or non cash proceeds of the sale or other disposition of any of the foregoing, including without limitation insurance proceeds (collectively “Proceeds”).
The parties acknowledge and agree that the Collateral does not include any of the Excluded Collateral, as defined in the Subordination Agreement, as to which Ronin has no right, title or interest.